                                   Filed pursuant to Rule 424(b)(3) and (c)
                                   File Number 333-62180


                              PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JUNE 18, 2001)




                                  $251,000,000

                         AFFILIATED MANAGERS GROUP, INC.

                     LIQUID YIELD OPTION(TM) NOTES DUE 2021
                             (ZERO COUPON - SENIOR)
                                       AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE LYONS
                             ----------------------

This document supplements the Prospectus dated June 18, 2001 relating to the resale by the holders of Liquid Yield Option(TM) Notes (Zero Coupon - Senior) due 2021 (the "LYONs") and the shares of common stock issuable upon conversion of the LYONs.

This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated June 18, 2001.

The following sets forth information as of the date of this Prospectus Supplement about the principal amount at maturity of LYONs and the underlying common stock beneficially owned by each selling securityholder that may be offered using this Prospectus. All information concerning beneficial ownership has been provided by the selling securityholders and is as of June 27, 2001.



(TM)Trademark of Merrill Lynch & Co., Inc.

                         ADDITIONAL SELLING SECURITYHOLDERS

    The table below lists additional selling securityholders for the table on page 37 of the Prospectus.

                                                 AGGREGATE
                                                 PRINCIPAL                           SHARES OF
                                                 AMOUNT OF                            COMMON          PERCENTAGE
                                                 LYONS AT        PERCENTAGE            STOCK           OF COMMON
                                               MATURITY THAT      OF LYONS           THAT MAY            STOCK
Name                                            MAY BE SOLD      OUTSTANDING        BE SOLD(1)      OUTSTANDING(2)
----                                         ----------------- ---------------   --------------   ------------------
Ameritas Life Insurance Company.......      $      450,000             *                5,229               *
Bank Austria Cayman Island, LTD.......           2,500,000           1.0%              29,049               *
Chrysler Insurance Company............           1,800,000             *               20,915               *
Deutsche Banc Alex Brown Inc..........          22,700,000           9.0%             263,763              1.2%
Indiana Lumbermens Mutual
   Insurance Company..................             350,000             *                4,067               *
Kanawha Insurance Company.............             750,000             *                8,715               *
KBC Financial Products USA Inc.                  5,000,000           2.0%              58,098               *
Lincoln Memorial Life Insurance
   Company............................             250,000             *                2,905               *
NCMIC.................................             500,000             *                5,810               *
Nomura Securities International Inc.            10,000,000           4.0%             116,195               *
Premera Blue Cross....................             900,000             *               10,458               *

----------------------

                             SELLING SECURITYHOLDERS

  The table below sets forth updated information regarding the selling securityholders listed on the table on page 37 of the Prospectus.

                                                 AGGREGATE
                                                 PRINCIPAL                          SHARES OF
                                                 AMOUNT OF                           COMMON          PERCENTAGE
                                                 LYONS AT        PERCENTAGE           STOCK           OF COMMON
                                               MATURITY THAT      OF LYONS          THAT MAY            STOCK
Name                                            MAY BE SOLD      OUTSTANDING       BE SOLD(1)      OUTSTANDING(2)
----                                         ----------------- ---------------  ---------------  -------------------
Worldwide Transactions Ltd. ...........     $      547,000             *              6,356               *
All other holders of LYONs or future
   Transferees, pledges, donees or
   Successors or any such
   holders(3)(4).......................        122,015,000           48.6%        1,417,749              6.0%


--------------
*       Less than 1%.

(1)     Assumes conversion of all of the holder's LYONs at a conversion rate of
        11.6195 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs -- Conversion Right." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, as amended, using 22,136,869 shares of common stock outstanding as of May 30, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future transferees, pledges, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

                        --------------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------


            The date of this Prospectus Supplement is June 28, 2001.

                        --------------------------------






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